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                    May 3, 2022

       Sidney Chan
       Chief Executive and Chief Financial Officer
       ALR Technologies, Inc.
       7400 Beaufont Springs Dr , Suite 300
       Richmond , Virginia 23225

                                                        Re: ALR Technologies,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 22,
2022
                                                            File No. 000-30414

       Dear Mr. Chan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Steven Brassard